Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 19, 2012

Relating to Preliminary Prospectus dated September 10, 2012

Registration No. 333-177904

Spirit Realty Capital, Inc.

FREE WRITING PROSPECTUS

This free writing prospectus relates to and should be read together with the preliminary prospectus dated September 10, 2012 (the “Preliminary Prospectus”) included in the Registration Statement on Form S-11 (File No. 333-177904) of Spirit Realty Capital, Inc., as filed with the Securities and Exchange Commission (the “SEC”) on September 10, 2012 (as so amended, the “Registration Statement”). The Registration Statement and the Preliminary Prospectus included therein can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1277406/000119312512385599/d249437ds11a.htm.

The following information supplements and updates certain information contained in the Preliminary Prospectus. Defined terms used in this free writing prospectus but not defined herein have the meanings ascribed to them in the Preliminary Prospectus.

Lock-up Agreement Applicable to TLC Lenders

The lock-up agreements relating to the TLC lenders described in the Preliminary Prospectus do not apply to any shares of our common stock purchased by a TLC lender in this offering. As described in the Preliminary Prospectus, the lock-up agreements applicable to the TLC lenders apply to, among other securities, shares of our common stock received by the TLC lenders in the debt conversion.

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS: 0001277406.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.

YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CONTACTING MORGAN STANLEY, ATTENTION: PROSPECTUS DEPARTMENT 180 VARICK STREET, 2ND FLOOR, NEW YORK, NY 10014, TELEPHONE: 1-866-718-1649 OR E-MAIL: PROSPECTUS@MORGANSTANLEY.COM; MACQUARIE CAPITAL, ATTENTION: PROSPECTUS DEPARTMENT 125 WEST 55TH STREET, NEW YORK, NY 10019, TELEPHONE: 1-888-268-3937 OR E-MAIL: US.PROSPECTUS@MACQUARIE.COM; UBS INVESTMENT BANK, ATTENTION: PROSPECTUS DEPARTMENT, 299 PARK AVENUE, NEW YORK, NY 10171, TELEPHONE: 1-888-827-7275; DEUTSCHE BANK SECURITIES, ATTENTION: PROSPECTUS GROUP, 60 WALL STREET, NEW YORK, NY 10005, TELEPHONE: 1-800-503-4611 OR E-MAIL: CPDG@DB.COM; OR RBC CAPITAL MARKETS, ATTENTION: PROSPECTUS DEPARTMENT, THREE WORLD FINANCIAL CENTER, 200 VESEY STREET, 8TH FLOOR, NEW YORK, NY 10281, TELEPHONE: 1-877-822-4089.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.